UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 23, 2015

Shutterfly, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33031	94-3330068
(Commission File Number)	(IRS Employer Identification No.)

2800 Bridge Parkway, Redwood City, California	94065
(Address of Principal Executive Offices)	(Zip Code)

(650) 610-5200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	On October 23, 2015, Brian Regan submitted his resignation from his position as Senior Vice President and Chief Financial Officer of Shutterfly, Inc. (the “Company”) effective November 6, 2015. Mr. Regan is resigning to pursue other opportunities.

(c)	On October 27, 2015, the Company publicly announced that on October 27, 2015, the Board of Directors of the Company (“Board”) appointed Mike Pope, age 49, as Senior Vice President of the Company, effective upon his commencement of employment, which is expected to occur on October 27, 2015 and as Chief Financial Officer effective November 6, 2015.

Before joining the Company and from May 2013 to May 2015, Mr. Pope served as Chief Financial Officer of Clean Power Finance, an online business-to-business marketplace connecting the solar industry with capital markets. From October 2008 through June 2012, he served as Chief Operating Officer and Chief Financial Officer of MarketTools, an internet-based market research company. Prior to joining MarketTools, from 1992 to 2008, Mr. Pope held various positions at BearingPoint, Network General, DigitalThink and Dionex Corporation.

In connection with this appointment, the Compensation Committee of the Board (“Compensation Committee”) approved, and Mr. Pope and the Company entered into, an Offer Letter of Employment dated October 23, 2015 (“Offer Letter”). Pursuant to the Offer Letter, Mr. Pope will receive an annual base salary of $415,000 and will be eligible for a bonus of up to 40% of base salary under the Company’s Quarterly Bonus Plan.

In addition, the Compensation Committee also granted Mr. Pope 70,000 inducement restricted stock units (“RSUs”) and 70,000 inducement performance based RSUs pursuant to the Company’s 2015 Equity Inducement Incentive Plan. The RSUs and PBRSUs vest in equal installments on the first four annual anniversaries of the grant date.

The Offer Letter further provides that, if Mr. Pope’s employment with the Company is involuntarily terminated without cause other than within twelve (12) months following a change of control, Mr. Pope will be entitled to a lump-sum cash payment equal to six months of his current base salary, a cash payment equal to the applicable COBRA premiums for up to six months, and a twelve-month period from the date of such termination in which to exercise any vested stock options. In addition, if Mr. Pope’s employment is terminated by the Company, other than for cause and that termination occurs (a) prior to the first 25% vesting event with respect to the RSUs, Mr. Pope will also receive accelerated vesting of 25% of the RSUs; and (b) prior to the first 25% vesting event with respect to the PBRSUs, Mr. Pope will also receive accelerated vesting of 25% of the PBRSUs. Receipt of these severance benefits is conditioned on execution by Mr. Pope of a release of claims in favor of the Company and provided in lieu of, and not in addition to, any other severance-based benefits for which Mr. Pope might then be eligible.

In addition, pursuant to the Offer Letter, if the Company is subject to a change in control and within twelve months after that (i) Mr. Pope’s employment is terminated by the Company, or a successor entity, other than for cause or (ii) Mr. Pope resigns within three months for Good Reason (as defined below), subject to certain notice and cure periods, then Mr. Pope will be entitled to a lump-sum cash payment equal to six months of his current base salary, a cash payment equal to the applicable COBRA premiums for up to six months, and a twelve-month period from the date of such termination in which to exercise any vested stock option. In addition, if Mr. Pope’s Company stock options or RSUs are assumed by the successor entity, he will vest in an additional number of shares or RSUs (including any earned and unearned performance-based RSUs) as would have vested in the twelve (12) months following the date of such termination. Receipt of these change of control benefits is conditioned on execution by Mr. Pope of a release of claims in favor of the Company and provided in lieu of, and not in addition to, any other severance-based benefits for which Mr. Pope might then be eligible.

Pursuant to the Offer Letter, Good Reason means Mr. Pope resigns: (i) due to a material reduction or change of his role with the Company immediately before such change of control; (ii) due to a relocation of the Company’s corporate office by more than thirty-five miles from its location immediately before such change of control; or (iii) due to a material reduction in his annual compensation, including base salary and bonus.

The foregoing description of the Offer Letter is qualified in its entirety by reference to the full text of the Offer Letter, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Number	Description

10.1	Offer Letter, dated October 23, 2015, by and between Shutterfly, Inc. and Mike Pope.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SHUTTERFLY, INC.

By:	/s/ Jeffrey T. Housenbold
Jeffrey T. Housenbold
President and Chief Executive Officer

Date: October 27, 2015

EXHIBIT INDEX

Number	Description

10.1	Offer Letter, dated October 23, 2015, by and between Shutterfly, Inc. and Mike Pope.